STATE OF DELAWARE
                                                  SECRETARY OF STATE
                                                  DIVISION OF CORPORATIONS
                                                  FILED ON 09:00 AM 11/05/1998
                                                  981428833 - 2963395

                   CERTIFICATE OF INCORPORATION

                                OF

                          TWINVIEW, INC.


     1.     The name of the Corporation is TWINVIEW, INC.

     2. The address of the Corporation's registered office in New Castle County, Delaware is 1209 Orange Street, Wilmington, Delaware 19801. The Corporation Trust Company is the Corporation's registered agent at that address.

     3. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

     4. The Corporation shall have authority to issue two classes of capital stock, designated Common Stock and Preferred Stock. The amount of total authorized capital stock of the Corporation is 20,000,000 shares, consisting of 17,500,000 shares of Common Stock, par value $.0001 per share, and 2,500,000 shares of Preferred Stock, par value $.0001 per share.

     The Preferred Stock may be issued in one or more series. The Board of Directors is hereby authorized to issue the shares of Preferred Stock in such series and to fix, from time to time before issuance, the number of shares to be included in any series and the designation, relative powers, preferences, rights, qualifications, limitations or restrictions of all shares of such series. The authority of the Board of Directors with respect to each series shall include, without limiting the generality of the foregoing, the determination of any or all of the following:

          a. the number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;

          b. the voting powers, if any, and whether such voting powers are full or limited, in any such series;

          c. the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;

          d. whether dividends, if any, shall be cumulative or noncumulative;

          e. the dividend rate, or method of determining the dividend rate, of such series, and the dates and preferences of dividends of such series;

          f. the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;

          g. the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock, or any other security, of the Corporation or any other corporation, and the price or prices or the rates of exchange applicable thereto;

          h. the right, if any, to subscribe for or to purchase any securities of the Corporation or any other corporation;

          i. the provision, if any, of a sinking fund applicable to such series; and

          j. any other relative, participating, optional or other special powers, preferences, rights, qualifications, limitations or restrictions thereof;

all of which shall be stated in a resolution or resolutions providing for the issuance of such Preferred Stock (a "Preferred Stock Designation").

     Each holder of Common Stock entitled to vote shall have one vote for each share thereof held.

     Except as may be provided by the Board of Directors in a Preferred Stock Designation or by law, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, and holders of Preferred Stock shall not be entitled to receive notice of any meeting of stockholders at which they are not entitled to vote or consent.

     5. The name of the sole incorporator is Patrick K. Hogle and his address is 573 East 300 South, Salt Lake City, Utah 84102.

     6. The Board of Directors shall have the power to make, alter or repeal the by-laws of the Corporation.

     7. The election of the Board of Directors need not be by written ballot.

     8.     The Corporation shall indemnify to the fullest extent permitted by section 145 of the Delaware General Corporation Law, as amended from time to time, each person that such section grants the Corporation the power to indemnify.

     9. No director shall be personally liable to the Corporation or its stockholders for monetary damage for breach of fiduciary duty as a director for any act or omission occurring except that he may be liable (a) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under section 174 of the Delaware General Corporation Law or (d) for any transaction from which the director derived an improper personal benefit.

     10. The Corporation elects not to be governed by section 203 of the Delaware General Corporation Law.

DATED:  October 30, 1998

                                   /S/ Patrick K. Hogle
                                   ______________________________
                                   Patrick K. Hogle
                                   Sole Incorporator

     Subscribed and sworn to before me this 30th day of October, 1998.


                                    /s/ Mary Hart
                                   ______________________________
                                   Notary Public
                                   Residing at Salt Lake County, Utah



<Notary Stamp:
Notary Public
Mary Hart
10 East South Temple, Suite 900
Salt Lake City, Utah 84133
My Commission Expires:
March 12, 2001
State of Utah>

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RNW\CORP\0196